Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) dated as of March 22, 2010, among Deerfield Capital Corp., a Maryland corporation (the “Company”), Columbus Nova Partners LLC, a Delaware limited liability company (the “Investor”), and Columbus Nova Credit Investments Management, LLC, a Delaware limited liability company and wholly owned subsidiary of the Investor (the “Manager” and, collectively with the Investor and the Company, the “Parties) is effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, concurrently herewith, the Company, the Manager and the Investor are entering into an Acquisition and Investment Agreement (the “Acquisition Agreement”), dated as of March 22, 2010 (the “Effective Date”), pursuant to which, among other things, the Company is agreeing to acquire all of the equity interests of the Manager from the Investor in consideration for the issuance by the Company of shares of common stock of the Company to the Investor.

WHEREAS, in order to continue operating its business between the Effective Date and the Closing Date or if the Acquisition Agreement is terminated and not consummated, for a period of up to six months after the date of such termination, the Manager desires that the Company provide or cause to be provided and the Company desires to provide or cause to be provided the services described in this Agreement and Schedule 1 hereto, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Acquisition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Defined Terms.  All capitalized terms used in this Agreement shall have the meanings set forth in this Agreement or, if not defined in this Agreement, in the Acquisition Agreement.

ARTICLE 2
PROVISION OF THE SERVICES

2.1          Description of the Services.  The Company shall use commercially reasonable efforts to provide, or cause to be provided, the services described in this Agreement and Schedule 1 hereto (the “Services”) from the Effective Date through (i) if the Acquisition Agreement is consummated, the Closing Date, or (ii) if the Acquisition Agreement is terminated and not consummated, until the end of the term specified in Section 4.1; provided, however, that the Services set forth in Section 2 of Schedule 1 shall be provided beginning on April 30, 2010 or such earlier date as the Parties agree in writing.  Except as provided below, the Services may be modified from time to time but only by mutual agreement (not to be unreasonably withheld) of the Manager and the Company.  In the event that the Manager determines that the Services do not include a service that is otherwise required pursuant to the terms of the Acquisition Agreement, any Ancillary Documents or any other agreements or instruments contemplated thereby, the Manager shall promptly notify the Company and the Company hereby agrees to promptly perform such Service to the extent practicable.  To the extent that Services require written documents, the Company agrees to deliver drafts of such documents sufficiently in advance of their due date in order to permit the Manager the opportunity to review and provide comments.  The Company (i) shall not be in breach of this Agreement if the Company does not provide, or cause to be provided, any Services as a result of any act or omission by the Manager, any refusal to give, or delay in providing, any consent to any matter under this Agreement on the part of the Manager, or any breach by the Manager of its obligations under this Agreement, and (ii) is not required to provide any Service if the provision thereof would violate any applicable law.  The Manager acknowledges and understands that the Services are transitional in nature and are furnished by the Company for the purpose of facilitating the transactions contemplated under the Acquisition Agreement and the operation of the business of the Manager between the Effective Date and the Closing Date or if the Acquisition Agreement is terminated, the Termination Date (as defined in Section 4.1), so that the Manager can find an alternative service provider.

2.2          Manager Cooperation.  The Manager shall provide, and cause its employees, agents and representatives to provide, all cooperation and assistance reasonably required by the Company or any of its Affiliates or subcontractors to enable the Company to provide, or cause to be provided, the Services.  The Manager shall provide reasonable access to the personnel and premises of Manager at such times as are necessary to enable the Company to perform its obligations under this Agreement.

2.3          Services Non-Exclusive.  The Services provided and the personnel providing the Services are not and shall not be deemed to be exclusive to the Manager, and the Company and its personnel shall be free to render similar services or any other services to itself or to any other person or entity.

ARTICLE 3
FEES AND PAYMENT

3.1          Fees.  During the period from the Effective Date until the earlier of the Closing Date or the date the Acquisition Agreement is terminated in accordance with its terms, there shall be no fees for the Services.  If the Acquisition Agreement is terminated in accordance with its terms (i) by the Company for any reason (other than in accordance with Section 8.1(b) or Section 8.1(f) of the Acquisition Agreement) or the Investor pursuant to Section 8.1(g) of the Acquisition Agreement, then there shall be no fees for the Services for the remainder of the term of this Agreement, or (ii) by the Investor for any other reason set forth in Section 8.1 of the Acquisition Agreement or the Company in accordance with Section 8.1(b) or Section 8.1(f) of the Acquisition Agreement, then the Manager shall pay to the Company a fee in respect of each Manager CLO Issuer for the period from the date of such termination of the Acquisition

Agreement through the remainder of the term of this Agreement in an amount equal to, for each of the Manager CLO Issuers on which all or a portion of its Senior Collateral Management Fee (as defined in the applicable Manager CLO Management Agreement or Manager CLO Indenture) is paid, one-half (½) of such Senior Collateral Management Fee actually paid to the Manager, such amount to be prorated for any partial period, based on the proportion of the number of days between the date of such termination of the Acquisition Agreement and the Termination Date, as applicable, and the payment date for such Manager CLO Issuer bears to the number of days in the Interest Accrual Period (as defined in the applicable Manager CLO Indenture) that relates to such payment date (collectively, the “Fees”).

3.2          Payment.  The Manager shall pay to the Company the Fees within three Business Days from the day on which the Manager actually receives Senior Collateral Management Fees from any Manager CLO Issuer pursuant to a Manager CLO Management Agreement.  If any Fees are not paid when due, all unpaid amounts will accrue interest daily from the due date to the date of actual payment, at the rate of one percent per month or, if lower, at the highest rate allowable under applicable law.  The Manager shall not undertake or agree to cap, waive, offset, reimburse or otherwise reduce any Senior Collateral Management Fees payable by any Manager CLO Issuer during the term of this Agreement without the prior written consent of the Company.

3.3          Taxes.  The Company is responsible for payment of all taxes due and owing in respect of the provisions of the Services and the Fees.

3.4          Expenses.  Subject to Sections 3.3 and 5.2, the Manager shall reimburse Company for all reasonable and documented out-of-pocket expenses, including but not limited to, travel expenses, incurred by the Company in connection with the provision of the Services; provided that for any expenses reasonably expected to exceed $5,000, the written consent of the Manager prior to the incurrence of such expense.  The Company shall submit all such approved expenses to the Manager from time to time for reimbursement, together with reasonable documentation supporting such expenses, and the Manager shall promptly reimburse the Company therefor.

ARTICLE 4
TERM AND TERMINATION

4.1          Term of Agreement.  The term of this Agreement begins on the Effective Date and ends on the Closing Date; provided that if the Acquisition Agreement is terminated in accordance with its terms, then this Agreement shall remain in effect until the earlier of (i) the date that is six months from the date of such termination, or (ii) five Business Days following written notice of termination of this Agreement by the Manager to the Company (the “Termination Date”).

4.2          Termination for Breach.  If a Party materially breaches any of its obligations under this Agreement, and does not cure such breach within five Business Days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate any Service affected by such breach or this Agreement in its entirety by providing written notice of termination to the other Party, which termination shall be effective immediately.

4.3          Effect of Termination.  Upon termination or expiration of this Agreement other than upon the occurrence of the Closing Date:

(a)   all rights and obligations of the parties hereto under this Agreement will cease, except as set forth in Section 6.3;

(b)   the Parties each will promptly return to the other or destroy, in accordance with the terms set forth in the Confidentiality Agreement, any confidential information of the other party in its possession or control that was provided or obtained in connection with this Agreement and the provision of the Services; and

(c)   the Company will provide such cooperation as may reasonably be requested by the Investor or the Manager, in order to transition the Services to the Investor, the Manager or a third party service provider.

ARTICLE 5
RESPONSIBILITIES; LIMITATION OF LIABILITY

5.1          Compliance with Service Standards.  The Company will cause the Services to be provided to the Manager in accordance with the following standards:  (i) with a degree of quality, care, responsiveness and diligence that in all material respects are at least as high as those typically used by the Company in providing similar services during the prior year period immediately preceding the Effective Date, and (ii) in material compliance with applicable Laws.

5.2          Personnel.  As between the Company, and the Manager and the Investor, the Company will have the sole and exclusive responsibility for the Company’s personnel, including responsibility for the payment of any and all compensation, unemployment insurance, worker’s compensation, disability insurance, employee benefits and other employment-related charges, taxes and deductions with respect to such personnel.  Throughout the term of this Agreement, William Hayes and Glenn Duffy (the “Portfolio Managers”) shall continue to be employed by the Manager.

5.3          Data Backup / System Security.  The Company will continue to maintain standard data back up and recovery procedures consistent with its own existing internal systems and policies in connection with the systems used in performing the Services.  The Company will maintain security procedures with respect to the access and maintenance of any confidential information of the Investor or the Manager that is in the Company’s possession in performing the Services, which procedures shall be consistent with the Company’s own existing policies and procedures.

5.4          Cutover.  In the event of the expiration or termination of this Agreement, within ten (10) Business Days of the Manager’s request, the Company will transfer to the Manager (if not already transferred pursuant to the Acquisition Agreement) all books, records and other data and information necessary to perform those tasks similar or related to the Services, as well as any ancillary tasks that may arise in connection with any deliverable produced in connection with the Services.

5.5          Confidentiality.  The Parties each agree to comply with the obligations regarding confidential information and confidentiality as set forth in the Confidentiality Agreement.

5.6          Ownership of Data.  Each of the Investor and the Manager shall own all right, title and interest in and to all data generated on its behalf by the Company in the performance of the Services.  From time to time as reasonably requested by the Investor or the Manager and upon termination or expiration of this Agreement, the Company shall provide to the Investor or the Manager, as the case may be, a copy of all data in the possession of the Company that is owned by the Investor or the Manager, as applicable.  The Investor or the Manager shall retain ownership of all data owned by the Investor or the Manager, respectively, that is processed or stored by the Company and the processing and/or storage of any such data by the Company shall not create any ownership interest therein for the Company.

5.7          Representations and Warranties.  The Company represents and warrants to the Investor and the Manager (i) that the Company has the requisite power and authority necessary to perform the Services hereunder, and (ii) that there are no material authorizations, consents or approvals required to be obtained by the Company to perform the Services hereunder.  The Manager represents and warrants to the Company (i) that the Manager has the requisite power and authority necessary to enter into this Agreement, and (ii) that there are no material authorizations, consents or approvals required to be obtained by the Manager to enter into this Agreement.

5.8          Limitation of Liability.  Under no circumstances will the Company or its Affiliates be liable for any losses or damages in connection with this Agreement, whether direct, indirect, incidental, special, consequential, punitive or exemplary, including, but not limited to, lost time, lost money, lost profits, or goodwill, regardless of the form of the action or the basis of the claim, even if the company or its Affiliate has been apprised of the possibilities of such damages, and whether or not such could have been foreseen or prevented, except for acts or omissions constituting bad faith, fraud, willful misconduct or gross negligence in the performance, or reckless disregard, of the obligations in respect of providing the Services hereunder.  The Parties acknowledge and agree that, in the event that the Company is found to have any liability under this Agreement, the Company’s liability is limited to the total amount of Fees received by the Company.

5.9          Indemnity by the Company.  The Company agrees to indemnify, protect and hold harmless the Investor and the Manager, its Affiliates, and each of their respective directors, officers, managers, members, employees, agents, shareholders, partners and representatives (each, an “Indemnified Party”) from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including reasonable attorney’s and expert’s fees and court costs, in connection with any third party claim arising from or relating to the Company’s fraud, gross negligence or willful misconduct in the performance by the Company of the Services, as determined by a court of competent jurisdiction.

ARTICLE 6
GENERAL

6.1          Relationship of the Parties.  The Company, in performance of this Agreement, is acting as an independent contractor to the Manager and the Investor, and not as a partner, joint venturer or agent.  The Parties do not intend to create by this Agreement an employer-employee relationship.  Each Party retains control over its personnel, and the employees of one Party shall not be considered employees of the other Party.  Neither Party will be bound by any representation, act or omission of the other Party.  Neither Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party.

6.2          Binding Effect; No Third Party Beneficiaries; No Assignment.  This Agreement shall be legally binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Nothing herein shall create or be deemed to create any third party beneficiary rights in any Person that is not a Party.  No assignment hereof or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consent shall be without effect.

6.3          Survival.  Articles 5 and 6 shall survive termination or expiration of this Agreement.

6.4          Entire Agreement.  The Schedule attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  This Agreement contains, and is intended as, a complete statement of, all of the terms and the arrangements between the Parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the Parties with respect to those matters.

6.5          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed); provided, that a copy is also sent by registered mail, return receipt requested, or by courier addressed as follows (or to such other address for a Party as shall be specified by like notice):

If to the Company (or the Manager after the Closing Date):

Deerfield Capital Corp.
6250 North River Road, 9th Floor
Rosemont, Illinois 60018
Attention:              Robert Contreras
Telecopier:            (773) 380-1695

If to the Investor (or the Manager prior to the Closing Date):

c/o Renova US Management LLC

601 Lexington Avenue, 58th Floor

New York, NY 10022

Attention:              Michael Sloan

Telephone:            (212) 418-9600
Telecopier:            (646) 349-1092

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:              James C. Gorton, Esq.
Telecopier:            (212) 751-4864

6.6          Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to its choice of law rules.

6.7          Informal Dispute Resolution.  Prior to initiating any lawsuit or other proceeding, the Parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement through negotiations between the respective representatives of the Parties having authority to settle the matter.

6.8          Consent to Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby agrees it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such courts, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Each Party hereby consents to service of process in any such action in any manner permitted by New York law and agrees that service of process made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.5, shall constitute good and valid service of process in any such action.

6.9          Immediate Injunctive Relief.  Notwithstanding anything to the contrary, when a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that the damages to such Party resulting from the breach are such that a temporary restraining order or other immediate injunctive relief is the only adequate remedy, then such Party may make immediate application to a court of competent jurisdiction for appropriate provisional remedies.

6.10        [Reserved]

6.11        Waiver of Jury Trial.  Each Party hereto waives its right to a trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

6.12        Amendments and Waivers.  This Agreement may not be amended, altered or modified except by written instrument executed by each of the Parties hereto.  The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any Party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such Party.

6.13        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

6.14        Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

6.15        Execution in Counterparts.  This Agreement may be executed in two (2) or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

DEERFIELD CAPITAL CORP.

By:	/s/ Jonathan Trutter

Name: Jonathan Trutter

Title:

INVESTOR:

BOUNTY INVESTMENTS, LLC

By:	/s/ Andrew Intrater

Name: Andrew Intrater

Title: Chief Executive Officer

MANAGER:

COLUMBUS NOVA CREDIT INVESTMENTS MANAGEMENT, LLC

By:	/s/ Andrew Intrater

Name: Andrew Intrater

Title: CEO of Bounty Investments, LLC, as its sole member